Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of Cheniere Energy Partners GP, LLC, and
Unitholders of Cheniere Energy Partners, L.P.:
We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-183780 and 333-183986 and Form S-8 No. 333-151155) of our report dated February 21, 2014, with respect to the consolidated financial statements and schedule of Cheniere Energy Partners, L.P. and subsidiaries, included in this Annual Report (Form 10-K) of Cheniere Energy Partners, L.P. and subsidiaries for the year ended December 31, 2014.

/s/ ERNST & YOUNG LLP
Ernst & Young LLP

Houston, Texas
February 19, 2015